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                                                                    EXHIBIT 99.1

VALLEY NATIONAL GASES REPORTS RECORD EARNINGS FOR SECOND QUARTER
         WASHINGTON, Pa., February 3 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today record net earnings for the second quarter ended December 31, 2003. Net earnings increased 50.4% to $0.22 per diluted share, compared to $0.15 per diluted share for the quarter ended December 31, 2002. Sales for the second quarter were $39.1 million, a 1.1% increase from the same quarter last year. Net cash provided by operating activities was $3.9 million, resulting in a reduction of debt of $1.8 million for the quarter.

         Valley National Gases' Chief Executive Officer, William Indelicato, commented, "Our improved performance reflects the initial results of our efforts to improve product margins and better manage operating expenses. Although we have seen signs of economic improvement, sales generally continue to be sluggish. Our primary focus continues to be improved customer service and more effective and efficient operations."

         Net sales increased $0.4 million, or 1.1%, for the quarter, compared to the prior year quarter. Propane sales increased $1.2 million reflecting $1.4 million in price increase partially offset by $0.2 million in volume decline. The propane volume decline was primarily attributable to the effect of average temperatures in the Company's market areas being approximately 8.1% higher in comparison to the prior year period, substantially offset by internal growth. Hard good sales were off $1.0 million from the prior year quarter. On a sequential quarter basis, hard good sales increased 5.0%.

         Gross profit increased $0.5 million for the quarter to 53.2% of sales as compared to 52.6% for the prior year quarter. This increase as a percentage of sales reflects increases in gross profit percentage for hard goods partially offset by a reduction in gross profit percentage for industrial gases and propane.

         Operating expenses decreased $0.8 million for the quarter in comparison to the same quarter last year. Interest expense increased $0.2 million for the quarter, as the effect of reducing outstanding debt was more than offset by the effect of the changes in market value of interest rate swap agreements between the two periods.

         Sales for the six months ended December 31, 2003 decreased $0.6 million or 0.8% from the same period last year reflecting a reduction in hard good sales being partially offset by increased sales for other products.

         Gross profit increased $0.2 million for the six-month period to 53.9% of sales as compared to 53.2% for the prior year period, reflecting a favorable shift in product mix and increased margins for hard goods.

         Operating expenses declined $1.2 million for the six-month period to 38.6% of sales as compared to 39.9% for the prior year period. Interest expense decreased $0.4 million for the six months, primarily due to the effect of reducing outstanding debt.

         Net earnings increased 81.1% to $0.29 per diluted share for the six months as compared to $0.16 last year. The provision for income taxes at a rate of 39% for the six-month period was consistent with the rate realized for the year ended June 30, 2003.

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-five locations in eleven states. A conference call will be held on Wednesday, February 4, 2004 at 11:00 AM Eastern Standard Time, hosted by the Chief Executive Officer, the President and the Chief Financial Officer, to discuss the second quarter earnings and the outlook on performance. The teleconference will be available by calling 800-670-3549. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter pass code 21182765. The second quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/.


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                       VALLEY NATIONAL GASES INCORPORATED
                              STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                    Three Months Ended              Six Months Ended
                                                                       December 31,                   December 31,
                                                                   2003            2002           2003           2002
                                                            ------------------------------------------------------------
Net Sales                                                         $39,120         $38,675        $71,555        $72,128
Cost of products sold (excluding depreciation and                  18,314          18,337         32,993         33,732
   amortization)
------------------------------------------------------------------------------------------------------------------------
Gross Profit                                                       20,806          20,338         38,562         38,396
Operating and administrative expenses                              14,096          14,854         27,597         28,758
Depreciation and amortization                                       1,889           1,899          3,738          3,860
------------------------------------------------------------------------------------------------------------------------
Total expenses                                                     15,985          16,753         31,335         32,618
------------------------------------------------------------------------------------------------------------------------
Income from operations                                              4,821           3,585          7,227          5,778
Interest expense(a)                                                 1,446           1,247          2,928          3,344
Other income                                                           46              33            128            115
------------------------------------------------------------------------------------------------------------------------
Earnings before income taxes                                        3,421           2,371          4,427          2,549
Provision for income taxes                                          1,334             984          1,726          1,058
------------------------------------------------------------------------------------------------------------------------
Net earnings                                                      $ 2,087         $ 1,387          2,701          1,491
========================================================================================================================

Basic earnings per share                                            $0.22           $0.15          $0.29          $0.16
Diluted earnings per share                                          $0.22           $0.15          $0.29          $0.16
Weighted average shares
    Basic                                                           9,357           9,348          9,357          9,348
    Diluted                                                         9,402           9,392          9,394          9,398

     (a) The December 2003 quarter and six months results include a decrease in interest expense of $35 and $67 and the 2002 quarter and six months results include a decrease in interest expense of $389 and $39, respectively, to record changes in the fair market value of the Company's interest rate swap agreements.

SOURCE:  Valley National Gases Incorporated      2/3/04
/CONTACT: Robert D. Scherich of Valley National Gases, 724-228-3000/ or scherich@vngas.com
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